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                                                                    EXHIBIT 99.2
                                                                    ------------
     To the Shareowners of Monsanto Company:

     We have audited the accompanying statement of consolidated financial position of Monsanto Company and subsidiaries as of Aug. 13, 2002, and the related statements of consolidated operations, cash flows, shareowners' equity and comprehensive loss for the period from Jan. 1, 2002 to Aug. 13, 2002 (not presented separately herein). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Monsanto Company and subsidiaries as of Aug. 13, 2002, and the results of their operations and their cash flows for the period from Jan. 1, 2002 to Aug. 13, 2002, in conformity with accounting principles generally accepted in the United States of America.


St. Louis, Missouri
November 1, 2002
(November 15, 2002 as to Note 24)